Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Comfort Systems USA, Inc.

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of Comfort Systems USA, Inc. of our reports dated March 8, 2010 and March 17, 2009 relating to the financial statements of ColonialWebb Contractors Company as of December 31, 2009 and 2008, respectively.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, PC

October 4, 2010

Glen Allen, Virginia